UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2022 (November 13, 2022)

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Union Blvd., Suite 600
 Lakewood, Colorado, United States 80228
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (303) 974-2140

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	UUUU	NYSE American LLC
	EFR	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 13, 2022, EFR White Canyon Corp. ("EFR"), a wholly-owned subsidiary of Energy Fuels Inc. (the "Company"), entered into a Membership Interest Purchase Agreement (the "Purchase Agreement") with enCore Energy Corp. ("enCore") and enCore Energy US Corp. (together with enCore, the "enCore Parties") to sell three wholly-owned subsidiaries that together hold the Company's Alta Mesa ISR Project for total consideration of $120 million (the "Transaction"). The Transaction is expected to close by the end of the 2022 calendar year, or early in the 2023 calendar year.

Under the Purchase Agreement, the consideration that will be received by the Company, through EFR, consists of: (i) $60 million in cash at closing of the Transaction and (ii) $60 million in a secured convertible note (the "Note"), which matures two years from the closing of the Transaction, bearing annual interest of eight percent (8%). The Note will be convertible at the Company's election into common shares of enCore at a 20% premium to the 10-day volume-weighted average price of enCore's common shares ending the day before the closing. The Note will be guaranteed by enCore and will be fully secured by the Alta Mesa ISR Project assets. Unless a block trade or similar distribution is executed by the Company to sell the enCore common shares underlying the Note, the Company will be limited to converting the Note into a maximum of $10 million principal amount of the Note per thirty (30) day period.

Furthermore, the enCore Parties will assume all reclamation liabilities associated with the Alta Mesa ISR Project (approximately $10.3 million) and pay the Company, through EFR, the cash collateral on the existing reclamation bonds (approximately $3.6 million). Once the reclamation liabilities are transferred to the enCore Parties, the Company will be nearly 60% collateralized on its remaining reclamation obligations. If the Transaction is not completed due to certain circumstances, the enCore Parties are required to pay the Company a $6 million break fee.

The Purchase Agreement, including the form of Note attached thereto, contains other customary terms, representations, warranties, covenants and conditions for a transaction of this nature.

The Purchase Agreement, including the form of Note attached thereto, is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of the Purchase Agreement, including the form of Note attached thereto, does not purport to be complete and is qualified in its entirety by reference to the exhibit attached hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1#	Membership Interest Purchase Agreement by and among EFR White Canyon Corp., enCore Energy Corp. and enCore Energy US Corp., dated November 13, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

# Certain schedules and exhibits have been omitted in compliance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon its request..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC. (Registrant)

November 17, 2022	By: /s/ David C. Frydenlund David C. Frydenlund Executive Vice President, Chief Legal Officer and Corporate Secretary